EXHIBIT 5.1
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: 612-492-7000
Fax: 612-492-7077
March 22, 2007
MakeMusic, Inc.
7615 Golden Triangle Drive, Suite M
Eden Prairie, Minnesota 55344-3848
Ladies/Gentlemen:
     We are acting as corporate counsel to MakeMusic, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 801,996 shares of Common Stock (the “Shares”) currently owned by selling shareholders of the Company and 312,500 shares of Common Stock to be acquired by selling shareholders upon the exercise of certain stock purchase warrants (the “Warrant Shares”).
     In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:
1.	The Company’s Restated Articles of Incorporation, as amended.

2.	The Company’s Bylaws, as amended.

3.	This Registration Statement.
     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:
1.	The Company’s Articles of Incorporation validly authorize the Shares registered pursuant to the Registration Statement.

2.	The Shares to be sold by the selling shareholders named in the Registration Statement are validly issued and outstanding, fully paid and nonassessable.

3.	Upon exercise in accordance with the terms and conditions of the warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus.

Very truly yours, FREDRIKSON & BYRON, P.A.
By:	/s/ Melodie R. Rose
Melodie R. Rose